RESTATED CERTIFICATE OF INCORPORATION

OF

VITAL SIGNS, INC.

Pursuant to the provisions of Section 14A:9-5(2) of the New Jersey Business Corporation Act, the undersigned corporation adopts the following Restated Certificate of Incorporation:

ARTICLE I

Corporate Name

The name of the corporation is Vital Signs, Inc. (the “Corporation”).

ARTICLE II

Registered Office and Agent

The address of the Corporation’s current registered office is 20 Campus Road, Totowa, New Jersey 07512. The name of the Corporation’s current registered agent at that address is Terence D. Wall.

ARTICLE III

Current Board of Directors

A.           Current Board of Directors. The current Board of Directors of the Corporation (the “Board” or the “Board of Directors”) consists of seven persons. Their names and addresses are as follows:

Terry D. Wall	20 Campus Road, Totowa, New Jersey 07512
C. Barry Wicker	20 Campus Road, Totowa, New Jersey 07512
David J. Bershad	20 Campus Road, Totowa, New Jersey 07512
Howard W. Donnelly	20 Campus Road, Totowa, New Jersey 07512
David H. MacCallum	20 Campus Road, Totowa, New Jersey 07512
Richard L. Robbins	20 Campus Road, Totowa, New Jersey 07512
George A. Schapiro	20 Campus Road, Totowa, New Jersey 07512

B.           Number of Directors. The authorized number of members of the Board of Directors will be fixed from time to time by resolution adopted by the affirmative vote of a majority of the entire Board of Directors but in no event may the number be less than three.

C.           Classification. The directors shall be divided into three classes, each consisting of one-third of such directors, as nearly as may be, designated Class I, Class II and Class III. Class I directors shall initially serve until the 2003 annual meeting of shareholders; Class II directors shall initially serve until the 2004 annual meeting of shareholders; and Class III directors shall initially serve until the 2005 annual meeting of shareholders. Upon the filing of this Restated Certificate of Incorporation, the directors then in office shall be assigned to such classes by alphabetical order of their respective last names, with two directors be assigned to Class I, two directors being assigned to Class II and the remaining directors being assigned to Class III. Commencing with the annual meeting of shareholders in 2003, and at each succeeding annual shareholders’ meeting, successors to the class of directors whose term expires at such annual shareholders’ meeting shall be elected for a three-year term. If the number of such directors is changed, an increase or decrease in such directors shall be apportioned among the classes so as to maintain the number of directors comprising each class as nearly equal as possible. A director shall hold office until the annual shareholders’ meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification, or removal from office.

D.           Vacancies. Except as otherwise required by law, any vacancy on the Board of Directors that results from an increase in the number of directors and any other vacancy occurring in the Board of Directors shall only be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of shareholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Restated Certificate of Incorporation applicable thereto and such directors so elected shall not be divided into classes pursuant to this Article III, in each case unless expressly provided by such terms. During any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of Article V hereof, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total and authorized number of directors of the Corporation shall be reduced accordingly.

ARTICLE IV

Purpose

The purpose for which the Corporation is organized is to engage in any activity within the purposes for which corporations may be organized under the New Jersey Business Corporation Act.

ARTICLE V

Capital Stock

A.           Authorized Capital Stock. The total authorized capital stock of the Corporation shall be 50,000,000 shares, consisting of:

1.	10,000,000 shares of preferred stock (“Preferred Stock”); and

2.	40,000,000 shares of Common Stock (“Common Stock”).

Shares of the authorized capital stock of each class may be issued from time to time for such consideration as may be fixed from time to time by the Board of Directors.

B.           Preferred Stock. The Board of Directors is authorized to amend this Restated Certificate of Incorporation so as to divide the Preferred Stock into one or more series and to determine the number of shares and the designation of the series and the relative voting, dividend, liquidation, and other rights, preferences, and limitations of the shares of each series. All shares of any one series of Preferred Stock shall be alike in every particular except that, in the case of a series entitled to cumulative dividends, shares issued at different times may differ as to the dates from which dividends thereon shall be cumulative.

ARTICLE VI

Personal Liability of Officers and Directors; Indemnification

A.         A director or an officer of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the New Jersey Business Corporation Act as presently in effect or as the same may hereafter be amended. No amendment to or repeal of this Article VI and no amendment, repeal or termination of effectiveness of any law permitting the exemption from liability provided for herein shall apply to or have any effect on the liability or alleged liability of any director or officer for or with respect to any acts or omissions of that director or officer occurring prior to the amendment, repeal or termination of effectiveness.

B.          Every person who is or was a director or officer of the Corporation, or any such person who serves or served in any capacity with any other enterprise at the request of the Corporation, shall be indemnified by the Corporation to the fullest extent permitted by law against all expenses and liabilities reasonably incurred by or imposed upon him in connection with any proceeding to which he may be made, or threatened to be made, a party, or in which he may become involved by reason of his being or having been a director or officer of the Corporation, or of serving or having served such other enterprise, whether or not he is a director or officer of the Corporation, or continues to serve such other enterprise, at the time the expenses or liabilities are incurred.

ARTICLE VII

Board Authorization

The Board of Directors shall have the authority to grant rights and options pursuant to N.J.S. 14A:7-7 in connection with which distinctions may be made between directors based upon the date on which directors are elected to the Board, the relationship of directors to particular shareholders and/or the composition of the Board which nominated or elected such directors.

ARTICLE VIII

No Shareholder Action Without a Meeting

Except as otherwise provided for or fixed pursuant to the provisions of this Restated Certificate of Incorporation relating to the rights of holders of any series of Preferred Stock and except as otherwise required by N.J.S.A. 14A: 5-6(a), (i) no action required to be taken or which may be taken at any annual or special meeting of shareholders of the Corporation may be taken without a meeting and (ii) the power of the shareholders to consent in writing, without a meeting, to the taking of any action is specifically denied.

ARTICLE IX

Votes Required

In addition to such other approvals as shall be required by law, the provisions of Articles III and VIII and the provisions of this Article IX may not be amended in any respect unless such amendment is approved by either each of the members of the entire Board of Directors or the affirmative vote of the holders of seventy-five percent (75%) in voting power of the outstanding shares of the Corporation entitled to vote generally.

IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be executed on its behalf by its duly authorized officer on this 19th day of December, 2005.

VITAL SIGNS, INC

By:	/s/ Terry D. Wall
Terry D. Wall
President

CERTIFICATE OF ADOPTION OF

RESTATED CERTIFICATE OF INCORPORATION OF

VITAL SIGNS, INC.

Pursuant to N.J.S. 14:9-5(2) and N.J.S. 14A:9-5(5)

Dated: December 19, 2005

The undersigned corporation, having adopted a restated certificate of incorporation pursuant to N.J.S. 14:9-5(2) and N.J.S. 14A:9-5(5), certifies that:

1. The name of the corporation is Vital Signs, Inc.

2. The date the restated certificate of incorporation was adopted by the board of directors was December 19, 2005.

3. The restated certificate of incorporation merely restates and integrates, but does not substantively amend, the current restated certificate of incorporation as previously amended, and, accordingly, does not require shareholder approval in accordance with N.J.S. 14A:9-5(2).

IN WITNESS WHEREOF, the undersigned corporation has caused this certificate to be executed on its behalf by its duly authorized officer as of the date first above written.

VITAL SIGNS, INC.

By:	/s/ Terry D. Wall
Terry D. Wall
President